UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2011

LifeCare Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-133319	51-0372090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S.Employer Identification No.)

5340 Legacy Drive, Suite 150

Plano, TX 75024

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (469) 241-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

First Amendment to Asset Purchase Agreement

Certain wholly-owned subsidiaries (collectively, the “Buyers”) of LifeCare Holdings, Inc. (the “Company”) and HealthSouth Corporation and certain affiliates of HealthSouth Corporation (collectively, the “Sellers”) are parties to that certain Asset Purchase Agreement dated as of May 17, 2011 (the “Purchase Agreement”) providing for the purchase by the Buyers (the “Acquisition”) of substantially all of the assets (excluding accounts receivable and certain other components of working capital) associated with six long-term acute care hospitals owned by the Sellers (the “Facilities”). On July 21, 2011 the Buyers and the Sellers entered into an amendment to the Purchase Agreement (the “Amendment”). Pursuant to the Amendment, the Facility that is located in Houston, Texas (the “Houston Facility”) was removed from the transaction and will no longer be purchased by the Buyers pursuant to the Purchase Agreement and the purchase price for the Acquisition of the five remaining Facilities was reduced to approximately $117.5 million less the value of working capital not acquired associated with the remaining five Facilities. The Company will fund any necessary amounts as a result of the reduction in REIT Financing (as defined below).

The foregoing is a summary of the material terms of the Amendment and does not purport to include all of the terms of the Amendment. The summary of the Amendment is subject to, and qualified in its entirety by, the full text of the Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference. The Amendment has been filed as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Seller.

Item 8.01.	Other Items.

1.	Press Release

On July 26, 2011, the Company issued a press release announcing that it had entered into the Amendment. A copy of the press release is attached hereto as Exhibit 99.1.

2.	Project Approval Letter

As previously reported, on May 13, 2011, in connection with securing financing for the Acquisition, the Company executed an amended and restated project approval letter (the “Approval Letter”) with Health Care REIT, Inc. (“HCN”) whereby HCN agreed, subject to certain customary conditions precedent, including receipt of acceptable title policies, surveys and environmental assessments and satisfaction of all conditions precedent to the obligations of the Buyers under the Purchase Agreement, to fund $80,000,000 of the Acquisition purchase price (the “REIT Financing”) and to purchase the real estate assets of the Facilities (other than the facility located in Pittsburgh, PA). In connection with the Amendment, the terms of the REIT Financing were modified to reduce the amount of the REIT Financing to $75,000,000 and to provide that HCN will no longer purchase the real estate assets of the Houston Facility. In addition, due to the elimination of the Houston Facility from the transaction, the Master Lease dated September 1, 2006 with LCI HealthCare Holdings, Inc. (the “Boise Lease”) will no longer be amended and restated in connection with the closing of the Acquisition and LifeCare Hospitals of Houston LLC will no longer fund an increase of $462,500 to the existing letter of credit for the Boise Lease.

Item 9.01	Financial Statements and Exhibits.

(d) The exhibits incorporated herein by reference or filed as part of this report are set forth in the attached Exhibit Index.

Exhibit No.	Description

10.1	First Amendment to Asset Purchase Agreement dated as of July 21, 2011, between and among HealthSouth Corporation, Houston Rehabilitation Associates, HealthSouth Specialty Hospital of North Louisiana, LLC, HealthSouth LTAC of Sarasota, Inc., HealthSouth of Pittsburgh, LLC, HealthSouth Sub-Acute Center of Mechanicsburg, LLC, Rehabilitation Hospital of Nevada-Las Vegas, Inc., HealthSouth of Texas, Inc., and Sarasota LTAC Properties, LLC, and LifeCare Hospitals of Mechanicsburg, LLC, LifeCare Hospital of Tenaya, LLC, LifeCare Hospitals of Houston, LLC, Pittsburgh Specialty Hospital, LLC, LifeCare Hospitals of Sarasota, LLC, and LifeCare Specialty Hospital of North Louisiana, LLC.[1]

99.1	Press Release issued by LifeCare Holdings, Inc. dated July 26, 2011.

[1]	The Registrant undertakes to furnish supplemental copies of any of the omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeCare Holdings, Inc. (Registrant)

Date: July 26, 2011	By:	/s/ Chris Walker
Name: Chris Walker
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1	First Amendment to Asset Purchase Agreement dated as of July 21, 2011, between and among HealthSouth Corporation, Houston Rehabilitation Associates, HealthSouth Specialty Hospital of North Louisiana, LLC, HealthSouth LTAC of Sarasota, Inc., HealthSouth of Pittsburgh, LLC, HealthSouth Sub-Acute Center of Mechanicsburg, LLC, Rehabilitation Hospital of Nevada-Las Vegas, Inc., HealthSouth of Texas, Inc., and Sarasota LTAC Properties, LLC, and LifeCare Hospitals of Mechanicsburg, LLC, LifeCare Hospital of Tenaya, LLC, LifeCare Hospitals of Houston, LLC, Pittsburgh Specialty Hospital, LLC, LifeCare Hospitals of Sarasota, LLC, and LifeCare Specialty Hospital of North Louisiana, LLC.

Exhibit 99.1	Press Release issued by LifeCare Holdings, Inc. dated July 26, 2011.